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                                                                 EXHIBIT 5


                     [Farella Braun & Martel LLP letterhead]


DIRECT:  415/954-4400

April 10, 1997

BRE Properties, Inc.
One Montgomery Street, Suite 2500
Telesis Tower
San Francisco, CA  94104


          Re:  Legality of Securities to be Registered
               Under Registration Statement on Form S-3
               ----------------------------------------


Ladies and Gentlemen:

     We have acted as counsel for BRE Properties, Inc., a Maryland corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof, with respect to the offering from time to time by the Company and a certain stockholder named in the Registration Statement (the "Selling Stockholder") of an aggregate of up to $300,000,000 of the following securities (collectively, the "Offered Securities"): (A) the offering by the Company of (i) its unsecured debt securities (the "Debt Securities"), which may be senior debt securities or subordinated debt securities, (ii) shares of its Preferred Stock, $0.01 par value ("Preferred Shares"), (iii) depositary shares representing fractional interests in Preferred Shares, (iv) warrants ("Common Stock Warrants") to purchase shares of its Common Stock, $0.01 par value ("Common Shares") or (v) Common Shares; and (B) the offering by the Selling Stockholder of up to 650,000 Common Shares (the "Resale Shares"). All capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Statement.

     We have examined the Articles of Incorporation of the Company, as amended and restated to the date hereof and on file with the Maryland State Department of Assessments and Taxation; the Bylaws of the Company; such records of corporate proceedings of the Company as we deem appropriate for the purposes of this opinion; and the Registration Statement and the exhibits thereto.

     We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Maryland General Corporation Law.

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BRE Properties, Inc.
April 10, 1997
Page 2



     Based on the foregoing, we are of the opinion that, when specifically authorized for issuance by the Company's Board of Directors or an authorized committee thereof ("Authorizing Resolution") and when issued as described in the Registration Statement and a Prospectus Supplement that is consistent with the Authorizing Resolution, and upon receipt by the Company of the consideration provided for in the Authorizing Resolution, the Offerred Securities will be legally issued, fully paid and nonassessable, and in the case of Debt Securities, binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors, and the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

     We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ FARELLA BRAUN & MARTEL LLP

                                   Farella Braun & Martel LLP

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